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 Keurig Dr Pepper Frequently Asked Questions March 2, 2018, Addendum 2 For internal use only. Do not distribute. What are the plans to move through integration? The first step will be the creation of an integration leadership team with members from Keurig Green Mountain (KGM) and DPS, based in Plano, Texas, that will guide the transition to our new company while enabling everyone else to continue to work to support our consumers and customers. From that, work streams will be developed that cover processes and systems. Team members from both DPS and KGM will be assigned to these work streams and will jointly determine the best path forward. What happens to our current Board of Directors? How involved were they in the decision? Dr Pepper Snapple’s Board of Directors voted unanimously to approve the merger by Keurig Green Mountain. Upon the completion of the merger, the DPS Board of Directors will be disbanded and a new Keurig Dr Pepper Board of Directors will be installed. Bart Becht, of JAB, will serve as Chairman of the company’s Board of Directors, and Bob Gamgort will become an Executive Member of the Board. Four additional directors will be appointed by JAB, two directors will be appointed by Dr Pepper Snapple, including Larry Young, two directors will be appointed by Mondelēz International, and two independent directors will be appointed. Will anything change with the focus put on our Rapid Continuous Improvement (RCI) initiatives? Does Keurig Green Mountain use these same practices in their current operations? Our RCI mindset has helped drive change throughout our business that is rapid, breakthrough and employee-led. As our two companies are integrated, we expect to benefit from a cross-pollination of ideas and methodologies that emphasize continued growth and value creation. How is the stock price of the new company established? When the merger transaction closes, Keurig Dr Pepper’s stock is expected to trade on the New York Stock Exchange, and the stock’s valuation will be determined in the open market. Maple Parent Holdings Corp. was mentioned as being an owner of Keurig Green Mountain. Who is this in relationship to JAB Holding Company? Maple Parent Holdings Corp. is the legal subsidiary of JAB Holding Company that indirectly owns Keurig Green Mountain. How will this merger affect the company owned bottlers? As we’ve shown with our allied brands, our strong, coast-to-coast DSD footprint is a way for beverage brands to quickly scale up innovations and get them to customers and consumers. With the merger, we have a compelling opportunity over time to bring more choices and options from the Keurig Green Mountain and JAB brand portfolios into our DSD system. We will also be looking at ways to integrate warehousing and transportation across the combined network to serve our retail customers effectively. Are there any immediate plans to include Bai products across the ISO system? Bai’s existing license and distribution agreements will not change as a direct result of the merger.

 What systems and platforms, such as our IT infrastructure and version of SAP, will Keurig Dr Pepper use? IT system infrastructure will be decided over the next several months as part of our integration work streams. When will DPS shareholders vote on the merger? The date DPS shareholders will vote on the merger will be available in the proxy statement, which will be filed in the coming weeks. Additional Information: This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000. The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available. Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.